UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Citi Trends, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236‑1561

May 18, 2020

Dear Citi Trends Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., Eastern Time, on June 30, 2020. This year, in light of the unprecedented impact of the coronavirus (COVID‑19), we will conduct our Annual Meeting in a virtual format, via live audio webcast at https://web.lumiagm.com/201458360 (password: citi2020). We believe that a virtual meeting will provide meaningful stockholder access and participation and also protect the health and safety of our stockholders, employees and other stakeholders.  The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the meeting. Please act as soon as possible to vote your shares. You may vote your shares on the internet, by telephone or if, you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the annual meeting.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Very truly yours,

/s/ Peter R. Sachse

Peter R. Sachse
Executive Chairman of the Board of Directors

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 30, 2020

To Citi Trends Stockholders:

You are cordially invited to attend the virtual only annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held on June 30, 2020, at 9:00 a.m., Eastern Time. This will be a virtual meeting only, via live audio webcast at https://web.lumiagm.com/201458360 (password: citi2020).

This Annual Meeting is being held for the following purposes:

1.

To elect the five nominees named in the proxy statement to the board of directors to serve as directors whose terms will expire at the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in the proxy statement;
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021; and
4.	To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

The Board of Directors of the Company recommends that you vote “FOR” the election of each of the nominees for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on May 11, 2020, the record date for the annual meeting.

The Company is providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement and our 2019 Annual Report, is being mailed to stockholders on or about May 18, 2020. If you do not attend the virtual annual meeting, you may vote your shares via the internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

We encourage you to access the meeting prior to the start time to allow time for check in. Please note that there is no in-person annual meeting for you to attend.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the virtual only meeting, please take a few minutes now to vote your shares as described in the Notice of Internet Availability of Proxy Materials so that your shares may be represented and voted at the annual meeting. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

By Order of the Board of Directors,

/s/ David N. Makuen

David N. Makuen
Chief Executive Officer
May 18, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 30, 2020: The Proxy Statement and our 2019 Annual Report are available at http://ir.cititrends.com/annualproxy.cfm

2020 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting at the 2020 annual meeting of stockholders.

Annual Meeting of Stockholders

Time and Date:	June 30, 2020; 9:00 a.m. Eastern Time
Means:	Via live audio webcast at https://web.lumiagm.com/201458360 (password: citi2020).
Record Date:	Stockholders as of the close of business on May 11, 2020 are entitled to vote.
Admission:	Please see the instructions on page 3 of this proxy statement.

Meeting Agenda and Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1.Election of Directors	FOR ALL nominees	7
2.Advisory Vote to Approve Executive Compensation	FOR	38
3.Ratification of Independent Registered Public Accounting Firm Appointment	FOR	42

– PROPOSAL 1 –

Director Nominees for Election

Name	Age	Director Since	Independent	Committees	Other Current Public Co. Boards
Brian P. Carney	59	2007	Yes	AC (Chair), CC, NCGC	0
Jonathan Duskin	52	2017	Yes	AC, CC, NCGC	1
David N. Makuen	52	2020	No	--	0
Peter R. Sachse	62	2019	No	--	0
Kenneth D. Seipel	59	2019	Yes	AC, CC, NCGC	0

AC: Audit Committee	CC: Compensation Committee
NCGC: Nominating and Corporate Governance Committee

Attendance:	Each director nominee who is currently a Board member attended at least 97% of the aggregate applicable Board and committee meetings in 2019.

Corporate Governance Highlights:

Board of Directors:

•Board composed of a super-majority of independent directors

•Separate the roles of Chairman and Chief Executive Officer

•Stockholder approved board declassification phase-in began in 2019 — directors elected in 2020 to serve one-year terms

•Diverse board of directors in terms of background, professional experience and skills

•Recent board refreshment with five new directors in the past four years

•Average tenure of our board of directors is 3.7 years

•Independent directors meet regularly in executive session without management present

•Committees composed entirely of independent directors

•Annual board of directors and committee self-evaluations

•Risk oversight by full board of directors and committees

Stockholder Interest:

•Majority voting standard for uncontested director elections

•Annual advisory vote to approve executive compensation

•Annual vote to ratify independent auditors

•Company policy against hedging, short-selling and pledging by directors, officers and employees

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal was supported by approximately 89%, 98% and 95% of the votes cast in each of 2019, 2018 and 2017, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 20 of this proxy statement for a full discussion of our executive compensation program. Below are a few highlights of compensation governance practices.

Our Executive Compensation Practices (What We Do):

•Stock ownership guidelines have been adopted for the Company’s Chief Executive Officer, Executive Chairman and directors.

•A compensation clawback policy is applicable to the Company’s executive officers.

•A significant portion of named executive officer compensation is performance-based.

•The Compensation Committee reviews “tally sheets” to understand total compensation calculations in connection with making compensation decisions.

Executive Compensation Practices Not Implemented (What We Don’t Do):

•No excise tax gross-ups are provided.

•Executive officers and directors, through the Company’s anti-hedging policy, are not permitted to engage in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

•We have never repriced underwater stock options.

•We do not pay dividends on unvested stock awards.

– PROPOSAL 3 –

Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021. Fees paid to our independent registered public accounting firm over the past two years were as follows:

Type of Fees	2019	2018
Audit Fees	$913,000	$840,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	$913,000	$840,000

CITI TRENDS, INC.
104 Coleman Boulevard
Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on June 30, 2020

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on June 30, 2020. This proxy statement, the accompanying form of proxy card and the annual report to stockholders are first being made available to our stockholders on or about May 18, 2020.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236‑1561.

The terms “Citi Trends” or the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

When and how will the virtual only annual meeting be held?

The annual meeting will be held on Tuesday, June 30, 2020 at 9:00 a.m., Eastern Time. The annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.

You will be able to attend the annual meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/201458360 (password: citi2020) and entering your control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

As permitted by the SEC, we are making this proxy statement and our Annual Report on Form 10‑K available to our stockholders electronically via the internet. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our Annual Report on Form 10‑K and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice of Internet Availability of Proxy Materials or set of proxy materials, please submit your proxy by phone, via the internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

What can I vote on at the annual meeting?

The matters scheduled to be voted on at the annual meeting are:

(1)

The election of the five nominees named in this proxy statement to our board of directors to serve as directors and hold office until the annual meeting of stockholders in 2021 and until their successors are duly elected and qualified (“Proposal 1”);

(2)	A non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement (“Proposal 2”); and
(3)	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021 (“Proposal 3”).

How does the board of directors recommend that I vote?

The board of directors unanimously recommends that you vote your shares (i) “FOR ALL” of the board of directors’ nominees named in this proxy statement to be elected to the board of directors, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement, and (iii) “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on May 11, 2020, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on May 11, 2020, there were a total of 10,841,564 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.

You will need to obtain your own internet access if you choose to attend the virtual annual meeting and/or vote over the internet. To attend and participate in the annual meeting, you will need the control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If your shares are held in “street name,” you should contact your bank or broker to obtain your control number or otherwise vote through the bank or broker. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the record date.

What is the required vote for approval of each proposal?

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

In accordance with our bylaws, in a contested election, nominees for director are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.  An election is “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission (the “SEC”), the number of nominees exceeds the number of directors to be elected.

Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm each require the affirmative vote of a majority of the votes cast at the annual meeting.

How many votes must be present to hold the annual meeting?

We will hold the annual meeting of stockholders if the number of shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting virtually. One-third of the shares of common stock outstanding and entitled to vote at the meeting present at the virtual meeting or by proxy will constitute a quorum. Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum.

How do I vote?

If you received a Notice of Internet Availability of Proxy Materials, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

How will your shares be voted?

If you properly complete your proxy card and send it to the Company prior to the vote at the annual meeting, or submit your proxy electronically by internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) FOR each of the nominees named in this proxy statement and on the enclosed proxy card to serve as directors until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified, (ii) FOR the approval of the compensation of our named executive officers for 2019, and (iii) FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: Proposal 1 (election of directors), Proposal 2 (“say on pay”), and Proposal 3 (ratification of the appointment of KPMG LLP). If other matters are properly presented at the annual meeting, the designated proxies will vote your shares in their discretion.

Can I change my mind and revoke my proxy?

Yes, so long as you are the record holder. To revoke a proxy given pursuant to this solicitation, you must:

•	change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Time, on June 29, 2020, the day before the annual meeting;
•

provide us with a written notice of revocation dated later than the date of the proxy, which should be delivered to Citi Trends, Inc. c/o American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, at or before the annual meeting; or

•	attend the virtual annual meeting and vote your shares electronically — note that virtual attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

If you hold shares in “street name,” you should contact your broker, bank or other nominee regarding any change in voting instructions.

Can I vote electronically during the virtual annual meeting rather than by completing the proxy card?

Although we encourage you to vote by proxy over the internet or by telephone prior to the annual meeting to ensure that your vote is counted, you can attend the virtual only annual meeting and vote your shares electronically if you are a stockholder of record on the record date. If your shares are held in street name, then you may vote your shares electronically at the virtual annual meeting only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name. If you attend the virtual only meeting and vote your shares electronically, your electronic vote at the virtual meeting will revoke any vote you previously submitted.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name?”

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are the stockholder of record with respect to those shares, and the Notice of Internet Availability of proxy materials was sent directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

What happens if I do not return a proxy or do not give specific voting instructions?

If you are a stockholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the virtual annual meeting to vote them electronically. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the appointment of our independent registered public accounting firm. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for purpose of voting on proposals depends on the voting standard for the particular proposal.

Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 (election of directors), Proposal 2 (“say on pay”), or Proposal 3 (ratification of the appointment of KPMG LLP).

What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

Who will count the votes?

American Stock Transfer and Trust Company will tabulate the votes.

Who pays for the Company’s solicitation of proxies?

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage houses, banks and other custodians or nominees holding shares in their names for others for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors, officers and employees may solicit proxies on our behalf in person, by telephone, by Internet or by other means of communication. None of these persons will receive any additional compensation for soliciting proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors, Brian P. Carney, Jonathan Duskin, Laurens M. Goff, Margaret L. Jenkins, David N. Makuen, Peter R. Sachse and Kenneth D. Seipel. In accordance with the Company’s bylaws and certificate of incorporation, our board determines the number of directors on our board, but such number cannot be less than five or more than nine. Our board has currently fixed the size of the board at seven members.

At the 2018 annual meeting of stockholders, stockholders approved amendments to the Company’s Second Amended and Restated Certificate of Incorporation to phase out the classification of the terms of our directors and to provide instead for the annual election of our directors. Prior to the amendments, our board of directors was divided into three classes, with each class serving three-year terms. Our Class I directors, Mr. Goff and Ms. Jenkins, have terms expiring at the 2021 annual meeting. Our other directors, Messrs. Carney, Duskin, Makuen, Sachse and Seipel have terms expiring at the 2020 annual meeting. By the 2021 annual meeting of stockholders, the entire board of directors will be elected annually by stockholders.

Our board of directors has nominated five persons for election as directors to serve a one-year term expiring at the annual meeting of stockholders held in 2021 or until an earlier resignation or retirement or until their successors are elected and qualify to serve. It is intended that the persons named as proxies in the enclosed proxy card will vote to elect the nominees listed below unless otherwise directed or authority to vote is withheld.

The nominees have consented to be named in this proxy statement, stand for election and serve as directors if elected. However, if any nominee named herein is unable to serve or for good cause will not serve as a director at the annual meeting, it is intended that shares represented by the enclosed proxy card will be voted for the election of the other nominees named below and may be voted for any substitute nominee designated by our board of directors or, in lieu thereof, our board of directors may reduce the number of directors in accordance with the Company’s Third Amended and Restated Bylaws.

Nominees for Election as Directors

Brian P. Carney. Mr. Carney, age 59, has served as a director since 2007, and is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Carney served as the Chairman of our board of directors from June 2019 to March 2020. Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of Southeastern Grocers, Inc., a grocery retailer, a position he has held since 2005. Prior to that time, Mr. Carney served as Executive Vice President and Chief Financial Officer of Jo-Ann Stores, Inc., a specialty retailer, from 1997 to 2005, as Senior Vice President of Finance of Revco, D.S., Inc., a drug store retailer, from 1989 to 1997, and as an Audit Manager with Arthur Andersen & Co., a public accounting firm, from 1982 to 1989.

On March 23, 2009, BI-LO Holding, LLC, a wholly owned subsidiary of Southeastern Grocers, LLC, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. BI-LO Holding, LLC emerged from Chapter 11 through a plan of reorganization on May 12, 2010. On March 15, 2018, Southeastern Grocers, LLC, entered into a Restructuring Support Agreement with a group of creditors collectively holding 80% of its unsecured notes and its private equity sponsor regarding the terms of a comprehensive financial restructuring. Under the terms of the agreement, Southeastern Grocers, LLC filed pre-packaged plans of reorganization and commenced voluntary cases under Chapter 11 of the U.S. Bankruptcy Code. On May 31, 2018, Southeastern Grocers, Inc. announced that it had successfully completed its financial restructuring and emerged from Chapter 11.

Mr. Carney’s financial, accounting and audit experience with publicly reporting retail companies and a public accounting firm, as well as his performance as a member of the board of directors of Citi Trends, qualifies him to serve on our board of directors. Mr. Carney’s financial background is such that he is considered to be an “audit committee financial expert” as defined by the rules of the SEC and as a result of that and his experiences our board of directors named him Chairman of the Audit Committee.

Jonathan Duskin.  Mr. Duskin, age 51, has served as a director since May 2017, and is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Since March 2020, Mr. Duskin has served as the lead independent director of our board of directors. Since July 2009, Mr. Duskin has served as the Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund. From 2005 to 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm, and from 2002 to 2005, Mr. Duskin served as a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From 1998 to 2002, Mr. Duskin served as a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product

Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin currently serves on the board of directors of Christopher & Banks Corporation and previously served on the boards of directors of The Wet Seal, Inc., Whitehall Jewelers, Inc. and Furniture.com Inc.

Mr. Duskin’s considerable business, financial services and retail investment expertise, having provided financial services to a variety of public and private companies, as well as his prior service on the boards and committees of public companies and his familiarity with the retail industry, qualifies Mr. Duskin to serve on our board of directors.

David N. Makuen. Mr. Makuen, age 52, has served as a director since March 2020. Since March 2020, Mr. Makuen has served as the Chief Executive Officer of the Company. Previously, Mr. Makuen spent over eight years in various positions at Five Below, Inc., a publicly-traded specialty value retailer, including as EVP Marketing and E-commerce since September 2019, as Executive Vice President, Marketing and Strategy from November 2017 to August 2019, and as Senior Vice President, Marketing from 2011 to 2017. Prior to his work with Five Below, Mr. Makuen was the owner and President of Fresh Life Foods, LLC, a food service business, from 2009 to 2011. Previously, Mr. Makuen served as Vice President, Marketing for Eddie Bauer, a clothing retailer, from 2005 to 2009.

Mr. Makuen’s years of experience in the retail industry and his role as the Chief Executive Officer of the Company make him well qualified to serve on our board of directors.

Peter R. Sachse. Mr. Sachse, age 62, has served as a director since September 2019. Since March 2020 he has served as the Executive Chairman of our board of directors. He has served as Director at the Sachse Family Fund, an early stage investor in digital startups, since March 2017. Previously, Mr. Sachse spent 34 years in various positions at Macy’s, Inc., including as the Chief Growth Officer from February 2016 until January 2017, Chief of Innovation and Business Development from February 2015 to February 2016, Chief Stores Officer from February 2012 to February 2015, Chief Marketing Officer from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007), and President of Corporate Marketing from May 2007 to February 2009. Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. from April 2006 to February 2012. Mr. Sachse has served as a director of Mattress Firm since February 2019, and previously served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family, from February 2010 until December 2018 and from October 2006 through April 2007, and as an observer to the board from April 2007 to February 2010. Mr. Sachse also previously served as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands, from 2012 until 2015. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche, a department store chain launched in Seattle.

Mr. Sachse’s substantial experience as an executive of companies with significant operations in the online industry, his financial expertise and his extensive experience in the retail industry make him well qualified to serve on our board of directors.

Kenneth D. Seipel.  Mr. Seipel, age 59, has served as a director since September 2019, and is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. He has served as the Chief Executive Officer of West Marine Inc., the world’s largest retailer of boating supplies, since January 2019. From April 2017 until December 2018, Mr. Seipel served as a Principal of Retail Business Optimization LLC, a consulting firm helping retailers optimize their retail execution. From March 2013 to March 2017, Mr. Seipel served as Chief Executive Officer of Gabriel Brothers Inc., an off-priced retailer selling designer brands and fashions for up to 70% off department and specialty store prices. From March 2011 until February 2013, Mr. Seipel served as President and Chief Operating Officer of Wet Seal Inc. Prior to that, Mr. Seipel served as the President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores with more than 175 locations in the United States, from 2009 until 2011. Previous to this, Mr. Seipel served as Executive Vice President of Stores, Operations and Store Design for the Old Navy division of Gap, Inc., an American clothing brand and chain of more than 1,000 stores in the United States and Canada, from 2003 through 2008. Mr. Seipel also held various merchandising and operations management roles earlier in his career with Target Corporation, a public retailing company and the second largest discount retailer in the United States, Shopko Stores, Inc., a privately-held chain of retail stores, and J. C. Penney Company, Inc., a public corporation which operates a chain of mid-range department stores and catalog sales merchant offices throughout the United States.

Mr. Seipel’s extensive knowledge and senior executive level experience in the retail industry, including the discount apparel market, make him well qualified to serve on our board of directors.

Our board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed above.

OUR BOARD OF DIRECTORS

Directors

Our board of directors currently consists of seven directors, Brian P. Carney, Jonathan Duskin, Laurens M. Goff, Margaret L. Jenkins, David N. Makuen, Peter R. Sachse and Kenneth D. Seipel. Our board of directors is currently divided into three classes of directors. At the 2018 annual meeting of stockholders, stockholders approved amendments to the Company’s Second Amended and Restated Certificate of Incorporation to phase out the classification of the terms of our directors and to provide instead for the annual election of our directors. Prior to the amendments, our board of directors was divided into three classes, with each class serving three-year terms. Our Class I directors, Mr. Goff and Ms. Jenkins, have terms expiring at the 2021 annual meeting. Our other directors, Messrs. Carney, Duskin, Makuen, Sachse and Seipel have terms expiring at the 2020 annual meeting. Beginning with the 2021 annual meeting of stockholders, the entire board of directors will be elected annually by stockholders.

The biographical information for the directors standing for election at the 2020 Annual Meeting is set forth above in Proposal 1 (election of directors). The following sets forth selected biographical information for our other directors.

Continuing Class I Directors with terms expiring in 2021.

Laurens M. Goff. Mr. Goff, age 47, has served as a director since November 2013, and is Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Goff is a co-founder and Managing Partner of Stone-Goff Partners, a private equity firm founded in 2010 that is focused on investing in private companies in the lower middle market. Prior to that, he was Managing Partner of Goff Management, a predecessor firm, which he founded in 2007. Mr. Goff began his career in the investment banking division of Furman Selz LLC. He subsequently joined Hampshire Equity Partners, a middle market buyout firm, where he spent over eight years sourcing, executing and managing private equity investments, including Citi Trends prior to its initial public offering in 2005.

Mr. Goff’s extensive business and financial experience described above, as well as his knowledge of Citi Trends attained from serving as a director and through his role at Hampshire where Citi Trends was a portfolio holding prior to the Company’s initial public offering, qualifies him to serve on our board of directors.

Margaret L. Jenkins. Ms. Jenkins, age 68, has served as a director since October 2017, and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. Ms. Jenkins is a retired marketing and advertising executive with extensive experience in consumer marketing and retail advertising. Ms. Jenkins served as a director of PVH Corp., an international apparel manufacturer and retailer, from June 2006 through May 2014. She has also served as Senior Vice President, Chief Marketing Officer of Denny’s Corporation, a restaurant company, from 2002 to 2007 and as Chief Marketing Officer of El Pollo Loco restaurants from 1999 through mid‑2002. Ms. Jenkins held several management positions with Taco Bell Corp. and PepsiCo International Foodservice. Her career in advertising included account management of brands such as McDonald’s, Sunny Delight Beverages and the Atlantic Richfield Company (ARCO). Ms. Jenkins is Chair of the Board of Directors of the Prisma Health - Upstate, one of the largest healthcare providers in the Southeast.

Ms. Jenkins’ extensive marketing, advertising and management experience described above, as well as her performance as a director on boards of both public and not-for-profit companies, qualifies her to serve on our board of directors.

Nomination and Selection of Directors

The Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business before it would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

•	demonstrates personal integrity and moral character;
•	shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;

•	possesses relevant business or professional experience, technical expertise or specialized skills;
•	exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and
•	maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy with regard to the consideration of diversity in identifying director candidates; however, the charter for the Nominating and Corporate Governance Committee provides that the committee will review candidates’ experience, integrity, competence, skills, diversity of experience, gender, race, ethnicity and ages, and dedication in the context of the needs of the board. Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all of these factors pertaining to a candidate may complement or supplement those skills of other board members. This helps to explain how our board, consisting of seven members, represents such a wide range of experiences, including executive, financial, merchandising, retail operations, distribution, marketing and advertising.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources. Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Secretary of the Company at: Stockholder Nominations, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary and received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission must also include certain information about the stockholder who is submitting the nominee and must comply with all of the requirements set forth in the Company’s bylaws.

Majority Voting Policy

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

In accordance with our bylaws, in a contested election, nominees for director are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.  An election is “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected.  This means that the nominees receiving the highest number of affirmative votes will be elected.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless our board of directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment.

Our board of directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of NASDAQ, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Our board of directors affirmatively determined that five non-employee directors (Messrs. Carney, Duskin, Goff and Seipel and Ms. Jenkins) are independent.  In this regard, the Board considered the settlement agreement entered into by the Company with Macellum SPV III, LP, Macellum Management, LP, Macellum Advisors GP, LLC (“Macellum), and Jonathan Duskin on April 11, 2019. The Settlement Agreement settled the Company’s election contest with Macellum in connection with the 2019 annual meeting. The Board concluded that the Settlement Agreement did not impair Mr. Duskin’s independence under the applicable independence standards.

Board Leadership Structure

Separate Chairman and CEO

The board has separated the role of Chairman of the board of directors and Chief Executive Officer (“CEO”) since March 2015. Our board of directors does not have a set policy with respect to the separation of the offices of the Chairman and CEO, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors.  From June 2019 to March 2020, Mr. Carney served as the Chairman of the board of directors. In March 2020, Mr. Sachse became the Executive Chairman of the board in order to provide for an orderly transition of the CEO role to his successor, David Makuen.

In August 2014, the board adopted an amendment to its Corporate Governance Guidelines to provide for the appointment of a lead independent director at any time when the Chairman is not independent.  The board believes that the appointment of a lead independent director and the use of regular executive sessions of the independent directors, along with the board’s independent committee system and majority of independent directors, allow it to maintain effective oversight of management. The board recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, the board regularly reviews and reassesses its leadership structure.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide for the appointment of a lead independent director at any time when the Chairman is not independent. Our board of directors believes that the appointment of a lead independent director and the use of regular executive sessions of the independent directors, along with the board’s independent committee system and majority of independent directors, allow it to maintain effective oversight of management. Our board of directors recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, our board regularly reviews and reassesses its leadership structure.

The Company appointed Mr. Duskin as the lead independent director in March 2020 in connection with the appointment of Mr. Sachse as the Executive Chairman since he is not an independent director.  The lead independent director presides at all meetings of our board of directors at which the Chairman is not present, including executive sessions of the independent directors. Our board has adopted guidelines that provide for the lead independent director to fulfill the following functions:

•	Serve as a liaison, as needed, between the directors and the Chairman of the board of directors;
•	Call meetings of the independent directors, when appropriate;
•	If requested by Company management or stockholders, ensure that he or she is available, as appropriate, for consultation with management and/or direct communication with stockholders;
•	Be the focal point for stockholder communications addressed to independent directors;
•	Recommend the retention of outside advisors who report directly to the board of directors as he or she may determine is necessary or appropriate; and
•

Assist in the annual evaluation of the Chief Executive Officer, and, if an officer other than the Chief Executive Officer is serving as Chairman of the board of directors, such other officer. For the officer serving as Chairman of the board of directors, such evaluation shall include an evaluation of such officer’s effectiveness as Chairman of the board of directors and as an officer of the Company and an annual evaluation of his or her interactions with directors and ability to provide leadership and direction to the full board of directors.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that any individual older than 75 years will be ineligible for a position on the board of directors. Additionally, once a sitting member of the board of directors is over the age of 75 he or she is ineligible for re-nomination at the next annual meeting of stockholders.

The board of directors does not believe it is advisable to limit the number of terms for which an individual may serve as a director. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the Company’s business based on their experience and understanding of the Company’s history, policies and objectives. The board of directors believes that it can, as necessary, utilize the nominating process to elect or appoint new directors to obtain new ideas and viewpoints regarding the Company’s business and affairs. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, as well as a suitability review, each to be conducted by the Nominating and Corporate Governance Committee regarding each director nomination recommendation. The average tenure of the board of directors is 3.7 years, with five newly appointed directors within the last four years.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing our exposure to risk, while our board of directors is responsible for providing oversight of risk management. The oversight role performed by our board of directors and its committees includes, among other things, the following:

•	Review of risks associated with our long-term strategic plan and annual budgets;
•

Meetings with various members of management regarding initiatives being undertaken in their respective areas, including, among others, merchandising, real estate, finance, human resources and information services;

•	Private meetings with our independent registered public accounting firm, our Chief Financial Officer (or principal financial officer), and our Director of Internal Audit and Loss Prevention;
•	Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10‑K;
•	Review and approval of our Investment Policy; and
•	Review of legal matters.

Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each have responsibility for addressing risks inherent within their areas of oversight. In accordance with its charter, the Audit Committee is responsible for assisting the board of directors with its oversight of our overall risk management profile, our financial reporting risks and risks related to data protection and cybersecurity matters. The Compensation Committee’s responsibilities related to risk include ensuring that compensation policies have a fair balance of risk and reward. The Nominating and Corporate Governance Committee’s primary risk-related responsibilities deal with the development and recommendation of appropriate corporate governance guidelines, oversight to ensure compliance with such guidelines, and oversight of the Company’s corporate social responsibility efforts (including the alignment of such efforts with the Company’s overall strategy). Each of the committee chairs regularly reports to the board regarding significant issues addressed.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised solely of the independent members of our board of directors.

Audit Committee

The Audit Committee, currently consisting of all five of the Company’s independent directors, reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accounting firm. All members of the Audit Committee satisfy NASDAQ’s audit committee member independence requirements. Mr. Carney is the Chairman of the Audit Committee. The board of directors has determined that Mr. Carney, Mr. Duskin and Mr. Goff each qualify as an “audit committee financial expert” as defined by the rules of the SEC. During fiscal 2019, the Audit Committee met 8 times.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, and audits of the Company’s financial statements, on behalf of the board of directors. The principal duties and responsibilities of the Audit Committee, among other things, are to:

•

have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;

•

evaluate the experience, qualifications and performance of the lead partner of the independent registered public accounting firm and the senior members of the independent registered public accounting firm’s engagement team;

•	discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;
•

review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;

•

review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;

•	oversee the Company’s overall risk management profile, including financial risk and risks related to data protection and cybersecurity matters;
•	review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and
•	establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm, or the performance of the internal audit function. The Audit Committee’s work is guided by a written charter which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available in the “Investor Relations” section of the Company’s website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee, currently consisting of all five of the Company’s independent directors, reviews and determines the compensation and benefits of the Company’s executive officers and administers our incentive and equity-based compensation plans. All members of the Compensation Committee satisfy NASDAQ’s compensation committee member independence requirements. Mr. Goff is the Chairman of the Compensation Committee. The Compensation Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2019, the Compensation Committee met 7 times. The principal duties and responsibilities of the Compensation Committee, among other things, are to:

•

review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve the CEO’s compensation based on such evaluation;

•	make recommendations to our board of directors regarding compensation for our other executive officers, including the salaries and awards under our incentive compensation plans and equity-based plans;
•	review and administer the Company’s incentive and equity-based compensation plans;

•	review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors;
•	oversee, in consultation with management, regulatory compliance with respect to compensation matters;
•	review the Company’s overall compensation systems and determine whether any incentive compensation arrangements encourage excessive risk-taking;
•	review and approve any severance or similar termination payments proposed or made to any of our current or former executive officers; and
•

review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee has delegated limited authority to a committee consisting of our CEO to grant awards under the 2012 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities. The Compensation Committee engaged Korn Ferry (“Korn Ferry” or the “Compensation Consultant”) in 2019 to provide market data regarding compensation practices at peer companies and to provide general advice on the Company’s executive compensation practices.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee. See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of all five of the Company’s independent directors. Ms. Jenkins is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2019, the Nominating and Corporate Governance Committee met 12 times. The principal duties and responsibilities of the Nominating and Corporate Governance Committee, among other things, are to:

•	review the composition of our board of directors and committee structure and evaluate the performance of the board, its directors and its committees;
•	identify individuals qualified to become board members, consistent with criteria approved by our board of directors;
•	select and recommend individuals as nominees to serve as directors at annual meetings of our stockholders and nominate individuals to fill any vacancies;
•

develop and recommend to our board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles and the Company’s governing documents;

•

review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence; and

•

oversee the Company’s corporate social responsibility efforts, including the alignment of such efforts with the Company’s overall strategy and external reporting on matters of interest to the Company’s stakeholders.

Other Committees of the Board

In January 2019, the board established a Strategic Planning Committee to assist in the exploration of various options for the Company’s long term growth. The committee assisted with the preparation of the Company’s long-range plan. Upon completion of the preparation of this plan in September 2019, the Strategic Planning Committee was dissolved. The Strategic Planning Committee consisted of Mses. Jenkins and Levy and Messrs. Duskin, Lupo (left the committee in June 2019), Sachse (joined the committee in

June 2019) and Smith. The committee held meetings as frequently as the committee deemed necessary and provided periodic reports to the board.

In June 2019, the Company announced that Mr. Smith was resigning as the Chief Executive Officer, effective as of December 9, 2019. In connection with the search for his successor, the board established a CEO Search Committee. The CEO Search Committee was delegated the authority to identify and assess candidates to serve in the role of chief executive officer, including the authority to retain, engage and manage third-party search firms or similar consultants, review candidate materials and determine the appropriate interview process for the selected or potential candidates. This search ultimately resulted in the appointment of Mr. Makuen as the Chief Executive Officer in March 2020, and the committee was dissolved. The CEO Search Committee consisted of Messrs. Goff, Duskin and Sachse.

Risk and Employee Compensation

We believe that Citi Trends’ compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company. Instead, we believe that our compensation structure encourages a fair balance of risk and reward. The process undertaken by the board of directors to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based. In addition, the board of directors participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board. As a retail company operating only a one-store concept, we are not subject to many of the issues that cause employees in other industries to take excessive and unnecessary risks in order to maximize their compensation. We believe that the components of our employee-wide compensation program are consistent in form with similar companies. Also, the performance targets for our named executive officers are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short-term to earn cash incentives at the risk of achieving long-term success.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of The NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;
•	compliance with applicable laws, rules and regulations, including insider trading compliance; and
•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cititrends.com. In the event of any amendment or waiver of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website. Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Meetings and Attendance

During fiscal 2019, the board of directors and the committees thereof held 42 meetings. Each director attended over 97% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he or she served, which meetings were held when he or she was a director and a member of such committees.

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of the individuals who were directors at the time of the 2019 annual meeting of stockholders, except for Mr. Duskin, attended such meeting.

Stock Ownership Guidelines for Directors and Executives

In order to align the financial interests of our directors and certain executive officers with the long-term interests of our stockholders, we have Stock Ownership Guidelines (the “Guidelines”). Under the current Guidelines, as amended in March 2017, each of our non-employee directors is expected to retain all of his or her shares of common stock until they attain stock ownership with a fair market value equal to at least three times the annual base cash retainer paid to directors (excluding committee and attendance fees).

Peter Sachse, our Executive Chairman, and David N. Makuen, our Chief Executive Officer, are similarly expected to retain shares of common stock equal to three times their annual base salary under the Guidelines. Shares of common stock owned directly or indirectly count toward meeting the Guidelines; however, shares of unvested time-based restricted stock and unearned performance-based restricted shares do not count.

As of February 1, 2020, Mr. Sachse and each of our other non-employee directors, with the exception of Mr. Seipel, who joined the board of directors in September 2019, and Ms. Jenkins, who joined the board of directors in October 2017, owned shares with a fair market value in excess of the Guidelines’ requirements and are, therefore, in compliance with the Guidelines. As of the time of the filing of this proxy statement, Mr. Seipel has not disposed of any shares of common stock since joining the board of directors, and therefore he is in compliance with the Guidelines. Ms. Jenkins was required to sell a portion of her shares pursuant to applicable law in March 2020, and therefore, she is not currently in compliance with the Guidelines. Mr. Makuen, who joined the Company on March 13, 2020, does not own shares with a fair market value in excess of the Guidelines’ requirements but has not disposed of any shares of common stock since joining the Company, and therefore he is in compliance with the Guidelines.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders’ views on our policies and practices and other matters of importance to our business.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, the non-management directors as a group or individual directors. All communications should be in writing and should be directed to the Secretary of the Company at: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

Sustainability and Corporate Social Responsibility

The Board is directly involved in the oversight of the Company’s sustainability and corporate social responsibility initiatives and is working to formalize this oversight role. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate social responsibility and sustainability efforts and reporting.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Audit Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10‑K for the 2019 fiscal year. The Audit Committee has also discussed with KPMG LLP, the Company’s independent registered public accounting firm during the 2019 fiscal year, the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended February 1, 2020 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Brian P. Carney, Chairman

Jonathan Duskin

Laurens M. Goff

Margaret L. Jenkins

Kenneth D. Seipel

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that disclosure with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2020 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10‑K for the fiscal year ended February 1, 2020.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Laurens M. Goff, Chairman

Brian P. Carney

Jonathan Duskin

Margaret L. Jenkins

Kenneth D. Seipel

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position(s)
David N. Makuen	52	Chief Executive Officer
Ivy D. Council	63	Executive Vice President of Human Resources and Chief Compliance Officer
Lisa A. Powell	51	Executive Vice President and Chief Merchandising Officer
James A. Dunn	63	Senior Vice President of Stores
Christina K. Short	48	Senior Vice President, General Planning Manager
Charles J. Hynes	52	Senior Vice President of Supply Chain

The following sets forth selected biographical information for our executive officers who are not directors.

Ivy D. Council. Ms. Council has served as our Executive Vice President of Human Resources and Chief Compliance Officer since March 2012 and as our Senior Vice President of Human Resources since January 2007. In 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy’s, Inc. From 2003 to 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and as a director of such entity from 2001 through 2002. Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores, Inc.

Lisa A. Powell.  Ms. Powell has served as our Executive Vice President and Chief Merchandising Officer since September 30, 2019. From 2014 to 2019, Ms. Powell served as Vice President & General Merchandise Manager, Mens and Ladies Omni Channel, of Century 21 Department Stores, an apparel retailer. From 2012 to 2014, Ms. Powell served as Vice President and Divisional Merchandise Manager of Mens and Kids at Saks Off Fifth.  Prior to that, Ms. Powell spent 20 years at TJX, Inc., an off-price retailer of apparel and home fashions, where she held various merchandising and planning/allocation positions, including Vice President & General Merchandise Manager, Ladies Sportswear.

James A. Dunn. Mr. Dunn has served as our Senior Vice President of Store Operations since 2006 and as our Vice President of Store Operations since 2001. From January to April 2001, Mr. Dunn was our Director of Training and Development and from 2000 to 2001, was one of our Regional Managers. Prior to joining the Company, Mr. Dunn was a Store Manager at Staples from 1999 to 2000. Prior to that, Mr. Dunn was a Regional Manager at Dress Barn, where he supervised 77 stores and 10 district managers.

Christina K. Short. Ms. Short has served as our Senior Vice President, General Planning Manager since February 2020 and prior to that served as our Senior Vice President, General Merchandise Manager from March 2018 to February 2020, and as our Vice President, General Merchandise Manager from March 2017 to March 2018. Ms. Short served as Vice President of Planning and Allocation, Divisional Merchandise Manager, from October 2016 to March 2017, and as Vice President of Planning and Allocation from February 2015 to October 2016. From the time Ms. Short joined the Company in March 2013 to February 2015, she was a merchandise buyer. From 2011 to 2013, Ms. Short was a buyer at ideeli Inc., an online apparel retailer, after spending 11 years at TJX Companies, Inc. in various capacities in the merchandise planning, allocation and buying areas.

Charles J. Hynes. Mr. Hynes has served as the Company’s Senior Vice President, Supply Chain since October 2019. From 2013 to 2019, Mr. Hynes served as Vice President, Distribution of Burlington Stores, Inc., an off-price department store retailer, where he developed a high performance distribution center team consisting of 1,800 associates and 75 management executives to support 650 stores.  From 2010 to 2013, Mr. Hynes served as Vice President, Transportation of Burlington Stores, Inc., where he oversaw inbound, outbound and imports. From 2007 to 2010 he held various positions at A.C. Moore Arts & Crafts, Inc., an arts and crafts retailer, including Vice President, Distribution & Logistics and Director of Distribution. Prior to that, Mr. Hynes held various positions at DCB and Company, Inc., which provides supply chain strategy services, including Supply Chain Consulting Director and Senior Manager.

Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2019 to the following individuals, whom we refer to as our named executive officers (positions shown are those held by the respective officers during fiscal 2019):

•	Peter R. Sachse, our former Interim Chief Executive Officer, who now serves as our Executive Chairman,
•	Bruce D. Smith, our former President, Chief Executive Officer and Secretary, who resigned effective February 1, 2020,
•	Stuart C. Clifford, our former Senior Vice President and Chief Financial Officer, who retired effective March 29, 2020,
•	Ivy D. Council, our Executive Vice President of Human Resources and Chief Compliance Officer,
•	Christina K. Short, our Senior Vice President, General Merchandise Manager,
•	James A. Dunn, our Senior Vice President of Stores, and
•	Brian D. Lattman, our former Senior Vice President and General Merchandise Manager, whose employment was terminated on June 6, 2019.

The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.  The discussion focuses primarily on the compensation decisions that were made with respect to the named executive officers who were serving in their roles at the beginning of fiscal year 2019.  A discussion of the compensation of Peter R. Sachse, who was elected to serve as Interim Chief Executive Officer effective as of December 9, 2019, is provided separately below.

Summary of Fiscal 2019

Total sales for fiscal year 2019 increased 1.6% to $782 million, while comparable store sales for the period decreased 0.1%, compared to fiscal year 2018.  We continued to grow our store base, while also continuing to work on several initiatives that are improving our merchandising and planning capabilities and reducing our cost structure.  Net income in fiscal year 2019 decreased to $16.5 million, or $1.41 per diluted share, compared with $21.4 million, or $1.64 per diluted share in fiscal year 2018.

Our compensation program is designed to align the interests of management and stockholders and to link Company performance with executive pay, such that the Company’s achievement of challenging financial goals results in payment of annual incentives to our executive officers.  While we made progress in many areas during 2019, we did not reach our financial goals.  Accordingly, as discussed in the “Annual Cash Incentives” section below, we attained 74.9% of our Adjusted EBITDA target, resulting in no cash incentives being paid to our named executive officers.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders held on June 6, 2019, approximately 89% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2019 proxy statement.

Our board of directors and the Compensation Committee appreciate and value the views of our stockholders and regularly solicit their input on matters such as executive compensation, board composition, and other more general governance topics. In considering the results of the consistently high advisory votes on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2019. We did, however, implement one important change in 2019 to our long-term equity incentive program.  Specifically, in 2019, all of our continuing named executive officers were granted performance-based restricted stock units that vest based on the Company achieving specified earnings goals in fiscal year 2021.  In prior years, the Company granted performance-based equity awards to its CEO, but equity awards granted to other named executive officers vested solely based on continued employment with the Company.  The grant of performance-based equity awards to named executive officers provides a strong link between Company performance and executive pay and creates alignment between executive and shareholder interests.

Going forward, future advisory votes on executive compensation, and direct communication with our stockholders on the subject, will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce dedicated to the long-term success of the Company. In furtherance of those goals, our compensation program is designed to:

•	enable the Company to attract, retain and motivate a team of high quality executives who will create long-term stockholder value;
•	create opportunities to participate in the ownership of the Company and to share in the value the executives help create, both directly and through managing those that report to them; and
•	provide rewards that are proportional to each executive’s contribution to our success by including an individual component as well as an overall corporate performance component.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our management team and the Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company. The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and after having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors. Our CEO is not involved with any aspect of determining his own compensation. The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties. As discussed in further detail in the following section, the Compensation Committee engaged Korn Ferry in 2019 to provide an analysis of the Company’s compensation practices and to provide the Compensation Committee with survey data and an update on current compensation trends. The Compensation Committee assessed the independence of the Compensation Consultant against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent

Korn Ferry from independently advising the Compensation Committee. The Compensation Consultant does not have any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty apparel retailers that are similar in size to the Company. The latest peer group analysis was conducted in 2019, at which time the peer group used by the Compensation Consultant consisted of the apparel retailers indicated below. The Compensation Committee believes that the companies comprising this peer group represented appropriate comparisons due to the similarity in business and financial characteristics. They were all either direct or tangential business competitors or geographically situated and similarly sized such that we considered them to be competitors for recruitment and retention purposes.

Boot Barn Holdings, Inc.	Hibbett Sports, Inc.
The Buckle Inc.	RTW Retailwinds, Inc.
The Cato Corporation	Shoe Carnival, Inc.
Destination Maternity Corporation	Stage Stores, Inc.
Destination XL Group, Inc.	Stein Mart, Inc.
Five Below, Inc.	Tilly’s, Inc.
Francesca’s Holdings Corporation	Zumiez Inc.

As part of its analysis in 2019, the Compensation Committee also reviewed compensation information provided by the Compensation Consultant from its proprietary 2018 survey of more than 140 retail companies. The Compensation Consultant’s analysis focused on the following areas of compensation:

•	base salary;
•	annual cash incentives;
•	total cash compensation (the sum of base salary and annual cash incentives);
•	long-term equity incentives (a variable incentive vesting over a multi-year period); and
•	total direct compensation (the sum of total cash compensation and long-term equity incentives).

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail company survey. Instead, the data is used as a guide and is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation appropriate for each individual within the context of the Company’s performance. The 2019 analysis by the Compensation Consultant indicated that base salaries and total cash compensation for our executive officers were generally below median in relation to the peer group or retail survey, as applicable, whereas long-term equity incentives and total direct compensation at target levels for the majority of our executive officers were generally above median in relation to the peer group or retail survey, as applicable. This reflects an emphasis on long-term equity incentives that are intended to align the interests of our executives with those of our shareholders.

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements: base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries fulfill the fixed portion of our compensation program. Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year and over a number of years, the oversight and direct managerial skills of our executives, and changes in responsibilities, if any. After considering these factors, the Compensation Committee approved adjustments to certain of our named executive officers’ base salaries in March 2019 as shown below:

Name	Fiscal 2018 Base Salary Rate	Fiscal 2019 Base Salary Rate	% Change
Bruce D. Smith	$550,000	$550,000	0.0%
Stuart C. Clifford	$225,000	$231,000	2.7%
Ivy D. Council	$319,000	$319,000	0.0%
James A. Dunn	$297,000	$297,000	0.0%
Christina K. Short	$310,000	$330,000	6.5% (1)
Brian D. Lattman	$310,000	$310,000	0.0%

(1)	Ms. Short’s base salary increase reflected her performance and an expansion of her responsibilities.

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, of which the most important are (1) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (2) Adjusted EBITDA, which is comprised of EBITDA, as adjusted for asset impairment expense, a non-cash charge similar in certain respects to depreciation, and other unusual or non-recurring items, such as costs related to litigation, claim judgments or settlements and proxy contest expenses. We believe the Company’s performance in these areas allows us to effectively evaluate the Company’s success and operational performance in any given year. The Company’s success and performance impacts our compensation decisions with respect to our executive officers. We believe that linking our annual cash incentives to these financial metrics, while providing long-term equity incentives that are earned based on stock price appreciation and financial metrics (as described below), provide an effective and balanced approach to executive compensation that is aligned with the interests of our stockholders.

Our annual cash incentive program provides our executive officers with an opportunity to earn cash awards based on the achievement of our budgeted goal for Adjusted EBITDA. Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year to be a meaningful challenge to our executive officers. The budgeted Adjusted EBITDA that represents our goal takes into account many key operating and financial factors, including the following:

•	Store selling square footage;
•	Comparable store sales;
•	Average sales per store;
•	Gross margin;
•	Store and distribution operating expenses as a percentage of sales; and
•	Corporate expenses.

Our CEO recommends a target award (as a percentage of base salary) for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant, and the Compensation

Committee determines the appropriate target award for each executive. For fiscal 2019, each executive officer’s target award (as a percentage of base salary) was as follows:

Name	Target Award
Bruce Smith	100%
Stuart C. Clifford	50%
Ivy D. Council	65%
James A. Dunn	50%
Christina K. Short	50%
Brian D. Lattman	50%

The annual cash incentive program is directly linked to achievement of our budgeted Adjusted EBITDA goals. Items such as unplanned and significant costs related to litigation, claim judgments or settlements and proxy contests are excluded from both the budgeted and actual amounts used in the calculation of Adjusted EBITDA. Since the calculation of cash incentives is based on performance versus budget, the exclusion of items such as these ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

Named executive officers can earn between 0% to 200% of their target annual cash incentive based on the actual achievement of Adjusted EBITDA as a percentage of Target Adjusted EBITDA. For 2019, if actual Adjusted EBITDA was equal to 95% of target (threshold performance), then 50% of the target award would be earned, if actual Adjusted EBITDA was equal to 100% of target, then 100% of the target award would be earned, and if actual Adjusted EBITDA was equal to or greater than 120% of target (maximum performance), then 200% of the target award would be earned.

The graph below reflects the various potential payout levels at different levels of performance:

The Compensation Committee believes it is imperative to structure our compensation program such that our executives are rewarded (or held accountable, as the case may be) for annual performance relative to the Company’s goals, and they believe that not paying any cash bonuses in years when the Company does not meet certain minimum thresholds is consistent with this philosophy.  Accordingly, if the Company performs well and meets or exceeds its goals for the year, the executives are rewarded, but if the Company doesn’t meet its threshold performance targets, then the executives do not earn annual incentives.  This is the epitome of a pay-for-performance linkage.

In 2019, the Target Adjusted EBITDA was $53,435,000, representing an 18.0% increase over 2018’s actual Adjusted EBITDA. Actual Adjusted EBITDA for fiscal 2019 was $39,169,000.  For purposes of the incentive compensation calculation, actual Adjusted EBITDA was increased by $855,000 to $40,024,000 in order to exclude the 2019 costs associated with legal proceedings in trademark litigation. The actual performance for incentive purposes, $40,024,000, was 74.9% of the performance target. Because actual Adjusted EBITDA for fiscal 2019 was less than 95% of Target Adjusted EBITDA, no annual cash incentives were earned by the named executive officers.

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table elsewhere in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of each equity grant is within the discretion of the Compensation Committee and is based on recommendations made by our CEO (with respect to executives other than himself), which take into account the executive’s past performance, the executive’s position within the Company, and an evaluation of other elements of compensation provided to the executive officer. The Compensation Committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of restricted stock and restricted stock units provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives. In 2019, Mr. Smith received long-term equity incentives with a total grant date value equal to approximately 136% of base pay, which consisted of (1) restricted shares that vest over three years based on continued future employment with the Company, (2)  restricted stock units that vest in increments of 33.3% each if the Company’s stock price averages $24.24; $27.88; and $32.06 over a period of twenty consecutive trading days at any time during the three years after the grant date; and (3) restricted stock units that vest 100% if the Company’s Adjusted EBITDA equals or exceeds $63,000,000 for the fiscal year ending January 29, 2022. Further the number of units earned and vested shall increase by 20% if Adjusted EBITDA for the fiscal year ending January 29, 2022 equals or exceeds $69,000,000. The Compensation Committee felt it important to focus Mr. Smith on driving both financial and market performance of the Company, and that Adjusted EBITDA and stock price are appropriate metrics to measure such performance.

In 2019, Mses. Council and Short and Messrs. Clifford, Dunn and Lattman received long term equity incentives with grant date values determined as a percentage of base pay, equal to 65% for Ms. Council (executive vice president) and 50% for Ms. Short and Messrs. Clifford, Dunn and Lattman (senior vice presidents). The awards consisted of (1) restricted shares that vest over three years based on continued future employment with the Company, and (2) with respect to Ms. Council, Ms. Short, Mr. Dunn and Mr. Lattman only, restricted stock units that vest 100% if the Company’s Adjusted EBITDA equals or exceeds $63,000,000 for the fiscal year ending January 29, 2022. Further the number of units earned and vested shall increase by 20% if Adjusted EBITDA for the fiscal year ending January 29, 2022 equals or exceeds $69,000,000. As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.

For more information regarding these long-term incentives granted to our named executive officers in fiscal 2019, please see “Grants of Plan-Based Awards Table for Fiscal Year 2019” and “Outstanding Equity Awards at 2019 Fiscal Year-End Table” and the related footnotes elsewhere in this proxy statement.

Other Benefits

Retirement. We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites. During fiscal 2019, each executive officer received life/long-term disability insurance coverage. We did not provide any other special benefits or perquisites to our executive officers. We believe these perquisites are reasonable in light of peer group practices. We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements. We have entered into severance agreements with all of our named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company. Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a Change in Control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers and acts to mitigate self-serving behavior during a potential Change in Control by providing a safety net to our executives in the event the employment relationship is severed. The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Compensation of Interim Chief Executive Officer

On November 26, 2019, the Company announced the election of Peter R. Sachse, who was then serving as a member of the Company’s Board of Directors and as the Special Advisor to the CEO since June 11, 2019, to the position of Interim Chief Executive Officer, effective as of December 9, 2019. Bruce D. Smith resigned as Chief Executive Officer, effective as of December 9, 2019, but continued to serve as President and Secretary and remained a member of the Company’s Board of Directors until February 1, 2020. Mr. Sachse served as Interim CEO until March 9, 2020, when David N. Makuen was elected to serve as the Company’s Chief Executive Officer.

For serving as Interim Chief Executive Officer, Mr. Sachse received base compensation of $54,166.67 per month, and received a $70,000 starting bonus.  In addition, Mr. Sachse was granted a fully vested stock award having a value of $400,000, with the number of shares determined based on the stock price on December 9, 2019. Mr. Sachse was eligible for additional awards of restricted stock having an aggregate value of $800,000 as of December 9, 2019, to be granted in nine monthly installments, with the number of shares granted in each installment determined by dividing $88,889 by the stock price on December 9, 2019, with each grant contingent on Mr. Sachse serving as Interim Chief Executive Officer on the grant date. The restricted shares will vest and convert to shares in three equal installments on December 9, 2020, December 9, 2021 and December 9, 2022, subject to Mr. Sachse continuing to serve as a member of the Board of Directors on the vesting date.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates. Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March of each year. Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards.

Stock Ownership Guidelines

As described above under “Stock Ownership Guidelines for Directors and Executives” in “Board of Directors and Committees of the Board of Directors,” our CEO and our Executive Chairman are expected to retain all shares of common stock (except for shares withheld to pay withholding taxes) until such point that the owned stock has a fair market value equal to at least three times annual base salary.

Compensation Recoupment (“Clawback”) Policy

In November 2014, our board of directors adopted the Citi Trends, Inc. Compensation Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Compensation Committee will review the incentive compensation, including equity awards and non-equity incentive compensation, that the Company’s executive officers received or realized based on the erroneous financial results reported by the Company (“covered compensation”). If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Compensation Committee will, as and to the extent it deems appropriate and as permitted by applicable law, recoup any portion of covered compensation paid to certain executives in excess of what would have been paid based on the restated financial results. The Compensation Committee shall seek recovery from any executive officer whose misconduct is determined by the Compensation Committee to have caused or contributed to the requirement for the restatement, unless the Compensation Committee determines that the cost of recovery would exceed the amount sought to be recovered. The Clawback Policy applies to all current and former executive officers of the Company.

The Clawback Policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy; Policy on Pledging

We have an insider trading policy that sets forth guidelines and restrictions applicable to transactions involving our stock by our directors, officers and employees. Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities. These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. The insider trading policy also prohibits directors and officers from engaging in short sales of the Company’s securities.

Our insider trading policy, which is available on our corporate website at http://www.cititrends.com, prohibits any pledging of the Company’s securities as collateral for a loan by a director or executive officer.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to a company’s named executive officers. Prior to enactment of the Tax Cuts and Jobs Act of 2017, this limitation generally did not apply to compensation paid to the chief financial officer or to compensation paid based on achievement of pre-established performance goals if certain requirements were met.

In prior years, in connection with making decisions on executive compensation, the Compensation Committee took into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs by taking into consideration the requirements of performance-based compensation under Section 162(m), while also maintaining flexibility and reserving the right to award non-deductible compensation as it deemed appropriate.

With the repeal of the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning on or after January 1, 2018, compensation paid to our covered executive officers in excess of $1 million will not be deductible, except for certain arrangements in place as of November 2, 2017 that qualify for transition relief under the new 162(m) rules.

2019 Fiscal Year Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2017, 2018 and 2019. Fiscal 2019 and fiscal 2018 were each comprised of 52 weeks, while fiscal 2017 was comprised of 53 weeks.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Peter R. Sachse (4) Former Interim Chief Executive Officer	2019	94,792	70,000	581,300	--	--	746,092
Bruce D. Smith (5) Former President and Chief Executive Officer	2019	565,866	--	616,996	--	5,752	1,188,613
	2018	544,616	--	637,028	--	6,258	1,187,902
	2017	503,739	--	450,100	575,447	4,869	1,534,155
Stuart C. Clifford (6) Former Senior Vice President and Chief Financial Officer	2019	227,611	--	115,518	--	8,302	351,431
	2018	219,791	--	112,523	--	8,522	340,836
Ivy D. Council Executive Vice President of Human Resources and Chief Compliance Officer	2019	319,000	--	207,358	--	8,472	534,830
	2018	318,796	--	207,368	--	56,364	582,528
	2017	316,981	--	202,150	241,771	8,348	769,250
James A. Dunn Senior Vice President of Stores	2019	297,000	--	148,502	--	16,072	461,574
	2018	296,796	--	148,502	--	13,346	310,142
	2017	294,558	--	144,500	172,822	12,548	624,428
Christina K. Short (7) Senior Vice President, General Planning Manager	2019	321,812	--	158,506	--	6,890	487,208
	2018	308,462	--	155,020	--	5,502	468,984
Brian D. Lattman (8) Former Senior Vice President and General Merchandise Manager	2019	346,685	--	155,000	--	343	502,028
	2018	308,462	--	155,020	--	810	464,292

(1)

Reflects the grant date fair value of stock awards granted to the named executive officers, computed in accordance with FASB ASC Topic 718.  In fiscal year 2019, (i) each of the named executive officers received grants of time-based restricted stock, (ii) Mr. Smith, Ms. Council, Mr. Dunn, Ms. Short and Mr. Lattman received grants of performance-based restricted stock units (RSUs) tied to achievement of EBITDA goals, (iii) Mr. Smith received a grant of performance-based RSUs tied to achievement of stock price goals, and (iv) Mr. Sachse received a grant of fully vested shares of common stock.  The grant date fair values of the time-based restricted stock awards, performance-based RSUs tied to EBITDA, and the fully-vested stock award are based on the closing price of the Company’s common stock on the date of grant, and the grant date fair value of the performance-based RSUs tied to stock price is estimated using a lattice model with the following assumptions for 2019: (1) risk-free rate of return: 2.41%; (2) volatility: 39%; and (3) term: three years. The aggregate grant date fair value of the performance-based RSU granted to Mr. Smith, Ms. Council, Mr. Dunn, Ms. Short and Mr. Lattman in 2019 would be higher by $183,000, $20,734, $14,850, $15,850, and $15,502, respectively, assuming achievement of the performance conditions at the highest level (rather than at target level).

(2)	Reflects the value of cash incentive compensation earned under our annual cash incentive program.
(3)

All Other Compensation in 2019 includes amounts for each officer related to life and long-term disability insurance coverage and amounts representing the Company’s 401(k) matching contributions, to the extent the officers participate in such programs.

(4)

Mr. Sachse was elected to the position of Interim Chief Executive Officer, effective as of December 9, 2019, and served in such position until March 9, 2020, when David N. Makuen was elected to serve as the Company’s Chief Executive Officer. Amounts paid to Mr. Sachse for his services as a non-employee director in fiscal year 2019 prior to his election as Interim Chief Executive Officer are reflected below in the Director Compensation Table for Fiscal Year 2019.

(5)

Mr. Smith was promoted to President and Chief Executive Officer on March 15, 2018. Mr. Smith resigned as Chief Executive Officer, effective as of December 9, 2019, and as President, effective as of February 1, 2020.

(6)	Mr. Clifford was promoted to Senior Vice President and Chief Financial Officer on March 15, 2018. Mr. Clifford retired effective as of March 29, 2020.
(7)	Ms. Short was promoted to Senior Vice President, General Merchandise Manager on March 18, 2018. She was promoted to Senior Vice President, General Planning Manager on February 2, 2020.
(8)	Mr. Lattman’s employment was terminated on June 6, 2019.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Peter R. Sachse, our former Interim CEO who was serving as Interim CEO as of February 1, 2020. The pay ratio figures below are considered to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.

For the fiscal year ended February 1, 2020, our last completed fiscal year:

•	annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $16,005;
•	annual total compensation of our CEO was $1,920,000.

Accordingly, for fiscal year 2019, the ratio of CEO pay to median employee pay (other than the CEO) was 120:1.

Determining the Median Employee

Employee Population:

The Company used our employee population data as of February 1, 2020 as the reference date for identifying our median employee. As of such date, our employee population consisted of 5,750 individuals, over 90% of which were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full- and part-time employees at all locations.

Methodology for Determining Our Median Employee, Compensation Measure and Annual Total Compensation of Median Employee:

In identifying the median employee from our employee population, we chose gross pay for the final payroll in fiscal 2019 as our consistently applied compensation measure. We then annualized the compensation of all full-time and part-time permanent employees who were employed in said pay period (ended February 1, 2020). We did not make any cost-of-living adjustments. With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The median employee’s compensation includes items shown in the Summary Compensation Table above, primarily base pay, bonus, company 401(k) contributions and other compensation.

Annual Total Compensation of CEO

As noted above, Mr. Sachse was elected to the position of Interim Chief Executive Officer, effective as of December 9, 2019.  We calculated the annual total compensation of Mr. Sachse for purposes of this CEO pay ratio disclosure by annualizing the compensation Mr. Sachse received in fiscal year 2019 for serving as Interim Chief Executive Officer.

Grants of Plan-Based Awards Table for Fiscal Year 2019

The following table sets forth the individual grants of awards made to each of our named executive officers during fiscal year 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Option Awards ($) (3)
Peter Sachse(8)	12/09/19	--	--	--	--	--	--	18,851 (4)	400,000
	12/09/19	--	--	--	--		--	4,189 (5)	88,891
	1/9/20	--	--	--	--	--	--	4,189 (5)	92,409
Bruce Smith		275,000	550,000	1,100,000	--	--	--	--	--
	3/12/19	--	--	--	--	--	--	12,195 (2)	249,998
	3/12/19	--	--	--	--	12,196(6)	--	--	117,000
	3/12/19	--	--	--	--	12,195(7)	--	--	249,998
Stuart Clifford		57,750	115,500	231,000	--	--	--	--	--
	3/12/19	--	--	--	--	--	--	5,635 (2)	115,518
Ivy Council		103,675	207,350	414,700	--	--	--	--	--
	3/12/19	--	--	--	--	--	--	5,058 (2)	103,689
	3/12/19	--	--	--	--	5,057(7)	--	--	103,669
James Dunn		74,250	148,500	297,000	--	--	--	--	--
	3/12/19	--	--	--	--	--	--	3,622 (2)	74,251
	3/12/19	--	--	--	--	3,622(7)	--	--	74,251
Christina Short		82,500	165,000	330,000	--	--	--
	3/12/19	--	--	--	--	--	--	3,866 (2)	79,253
	3/12/19	--	--	--	--	3,866(7)	--	--	79,253
Brian Lattman		77,500	155,000	310,000	--	--	--	--	--
	03/12/19	--	--	--	--	--	--	3,781 (2)	77,490
	03/12/19	--	--	--	--	3,780(7)	--	--	77,510

(1)

Represents threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal year 2019 performance.  For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement.  In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)

Represents awards of time-based restricted stock under the 2012 Incentive Plan, which vest in three equal installments on the first three anniversaries of the grant date. The restricted stock was granted pursuant to a form of award agreement which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10‑Q for the quarter ended July 28, 2012

(3)

Reflects the grant-date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of time-based grants of restricted stock, performance-based restricted stock units tied to Adjusted EBITDA, and the fully vested stock award is based on the closing price of the Company’s common stock on the date of grant, and the fair value of performance-based restricted stock units tied to stock price is estimated using a lattice model with the following assumptions: (i) risk-free rate of return: 2.41%; (ii) volatility: 39%; and (iii) term: three years.

(4)	Reflects stock award that was fully vested at grant.

(5)	Reflects awards of time-based restricted stock which vest in three equal installments on December 9, 2020, December 9, 2021 and December 9, 2022.
(6)

Reflects the target payout level of performance-based restricted stock units that vest in 33.3% increments if the Company’s stock price averages $24.24, $27.88 and $32.06 over a period of twenty consecutive trading days at any time during the three years following the grant date

(7)

Reflects the target payout level of performance-based restricted stock units that vest 100% if the Company’s Adjusted EBITDA equals or exceeds $63,000,000 for the fiscal year ending January 29, 2022. Further the number of units earned and vested shall increase by 20% if Adjusted EBITDA for the fiscal year ending January 29, 2022 equals or exceeds $69,000,000.

(8)	Includes grants to Mr. Sachse in connection with serving as Interim CEO; does not include grants to Mr. Sachse for his service as a non-employee member of the board of directors.

Employment Agreements

See “Potential Payments Upon Termination or Change in Control” for information concerning severance agreements and employment non-compete, non-solicit and confidentiality agreements between the Company and each of the named executive officers.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table provides information concerning unvested restricted stock and restricted stock units outstanding as of February 2, 2020 for each of our named executive officers.

Stock Awards

	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Peter Sachse	8,378 (9)	195,124	--	--
Bruce Smith	12,195 (6)	284,022	--	--
	5,601 (6)	130,447	--	--
	2,500 (6)	58,225	--	--
	3,291 (6)	76,647	--	--
Stuart Clifford	5,635 (2)	131,239	--	--
	2,520 (3)	58,691	--	--
	1,095 (4)	25,503	--	--
Ivy Council	5,058 (2)	117,801	5,057 (7)	117,778
	4,645 (3)	108,182	--	--
	3,615 (4)	84,193	--	--
James Dunn	3,622 (2)	84,356	3,622 (7)	84,356
	3,326 (3)	77,463	--	--
	2,584 (4)	60,181	--	--
Christina Short	3,866 (2)	90,039	3,866 (7)	90,039
	3,472 (3)	80,863	--	--
	378 (5)	8,804	--	--
	1,703 (4)	39,663	--	--
Brian Lattman	-- (8)	--	--	--

(1)	Market value is based on the closing stock price of $23.29 on January 31, 2020, the last trading day of our 2019 fiscal year.
(2)	Restricted shares were awarded on March 12, 2019 under the 2012 Incentive Plan and vest in three equal annual installments beginning March 20, 2020.
(3)	Restricted shares were awarded on March 20, 2018 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date
(4)	Restricted shares were awarded on March 14, 2017 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.
(5)	Restricted shares were awarded on March 22, 2017 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.
(6)

Restricted stock shares were awarded to Mr. Smith at various dates ranging from March 14, 2017 to March 12, 2019, with vesting to occur in three equal annual installments on the anniversary of the grant. Pursuant to Mr. Smith’s Separation Agreement, the vesting of these shares was accelerated and occurred on March 2, 2020.

(7)

Reflects target number of performance-based restricted stock units awarded on March 12, 2019 under the Citi Trends, Inc. 2012 Incentive Plan. These units are payable in shares of Common Stock and will be earned and vest based on the achievement of $63,000,000 of Adjusted EBITDA for the Company’s fiscal year ending January 29, 2022.  The number of units earned and vested will increase 20% should the Company’s Adjusted EBITDA for the period equal or exceed $69,000,000.

(8)	Mr. Lattman’s employment with the Company was terminated on June 6, 2019, and all of his unvested equity awards were cancelled.
(9)

Reflects restricted shares awarded to Mr. Sachse for serving as Interim CEO, including 4,189 shares awarded December 9, 2019 and 4,189 shares awarded January 9, 2020 under the 2012 Incentive Plan. The shares vest in three equal annual installments beginning December 9, 2020.

Option Exercises and Stock Vested Table for Fiscal Year 2019

The following table sets forth information concerning each vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Vesting Value Realized on ($)(1)
Peter Sachse	18,851	400,000
Bruce Smith	12,057	233,831
Stuart Clifford	3,444	67,727
Ivy Council	9,747	191,761
James Dunn	6,971	137,146
Christina Short	5,544	108,535
Brian Lattman	3,013	59,345

(1)	Reflects the fair market value of the shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers. Each severance agreement provides that if the Company terminates an executive’s employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary, and will pay the executive the full monthly cost, less applicable tax withholdings, to maintain the same level of group health insurance maintained by the executive as of his separation from service for twelve months.

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

Pursuant to the terms of our 2012 Incentive Plan, and/or the applicable award agreements, all outstanding options and unvested time-based restricted stock will become 100% vested upon the occurrence of a change in control. The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on February 1, 2020 or if a change in control of the Company had occurred as of such date. The amounts shown in the table exclude distributions under our 401(k) retirement plan that are generally available to all of our salaried employees.

	Peter Sachse	Bruce Smith (3)	Stuart Clifford	Ivy Council	James Dunn	Christina Short	Brian Lattman (4)
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance (1)	--	$550,000	$231,000	$319,000	$297,000	$330,000	$310,000
COBRA Payments	--	14,174	7,785	7,404	17,119	7,404	20,490
Total	--	$564,174	$238,785	$326,404	$314,119	$337,404	$330,490
Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (1)	--	--	$231,000	$319,000	$297,000	$330,000	--
COBRA Payments	--	--	7,785	7,404	17,119	7,404	--
Value of Accelerated Unvested Restricted Stock (2)	$195,124	--	215,433	427,954	306,356	309,408	--
Total	$195,124	--	$454,218	$754,358	$620,475	$646,812	--
Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested Restricted Stock (2)	$195,124	--	215,433	$427,954	$306,356	$309,408	--
Total	$195,124	--	$215,433	$427,954	$306,356	$309,408	--

(1)	Reflects cash severance equal to 12 months of the executive’s fiscal year 2019 annual salary.
(2)

Reflects the value of time-based and performance-based restricted stock awards using the closing stock price of the Company’s common stock on January 31, 2020 ($23.29), the last trading day of our 2019 fiscal year. Pursuant to the terms of the grants of such awards, the shares become 100% vested upon a change in control of the Company.

(3)

Mr. Smith resigned as Chief Executive Officer, effective as of December 9, 2019, and as President, effective as of February 1, 2020. Amounts reflect actual amounts Mr. Smith received or will receive in connection with his resignation. In addition, all of Mr. Smith’s restricted stock having an aggregate value of $549,341 (based on the closing stock price of $23.29 on January 31, 2020) was accelerated and vested 30 days following his resignation from the Company.

(4)	Mr. Lattman’s employment was terminated on June 6, 2019. Amounts reflect actual amounts received or to be received in connection with his termination of employment.

Director Compensation Table for Fiscal Year 2019

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services as a member of the board of directors during fiscal year 2019, except for Mr. Smith, who was not compensated for his services as a director.

		(1)
Name	Fees Earned in Cash ($)	Stock Awards ($) (1)	Total ($)
Brian Carney	173,250	60,000 (1)	233,250
Laurens Goff (7)(9)	169,000	60,000 (1)	229,000
Peter Sachse (3)(7)	191,058	60,000 (1)	251,058
Jonathan Duskin(7)(8)	161,250	60,000 (1)	221,250
John Lupo (4)(9)	118,500	--	118,500
Barbara Levy (5)(8)	108,250	60,000 (1)	168,250
Margaret Jenkins(8)	122,250	60,000 (1)	182,500
Ken Seipel (6)	25,000	54,369 (2)	79,369

(1)

Reflects the grant-date fair value of 4,390 shares of restricted stock computed in accordance with FASB ASC Topic 718 based on the closing price of the Company’s common stock on the date of grant, June 5, 2019. All such shares vest on the first anniversary of the grant date.

(2)

Reflects the grant-date fair value of 2,971 shares of restricted stock computed in accordance with FASB ASC Topic 718 based on the closing price of the Company’s common stock on the date of grant, September 30, 2019. The shares vest on the first anniversary of the grant date.

(3)

Mr. Sachse joined the Board on June 6, 2019. Mr. Sachse was elected to the position of Interim Chief Executive Officer, effective as of December 9, 2019. Amounts in this table reflect compensation paid to Mr. Sachse for his services as a non-employee director in fiscal year 2019 prior to his election as Interim Chief Executive Officer. Amounts earned by Mr. Sachse for serving as Interim Chief Executive Officer are reflected above in the Summary Compensation Table.

(4)	Mr. Lupo retired from the Board on June 6, 2019.
(5)	Ms. Levy resigned from the Board on September 12, 2019.
(6)	Mr. Seipel joined the Board on September 30, 2019.

(7)Includes the following amounts received by the director for serving on the CEO Search Committee: Mr. Duskin, $35,000; Mr. Goff, $35,000; and Mr. Sachse, $25,000.

(8)Includes the following amounts received by the director for serving on the Strategic Planning Committee: Mr. Duskin, $2,500; Ms. Jenkins, $3,750; Mr. Lupo, $2,500; and Ms. Levy, $1,500.

(9)   Mr. Goff and Mr. Lupo each received an additional $3,750 and $2,500, respectively, for assisting with the review of a potential transaction.

The aggregate number of shares of restricted stock held by each of the non-employee directors as of February 1, 2020, was as follows: Mr. Carney, 4,390; Mr. Goff, 4,390; Mr. Sachse, 4,390; Mr. Lupo, 0; Ms. Levy, 0; Mr. Duskin, 4,390; Ms. Jenkins, 4,390; and Mr. Seipel, 2,971. Each of the grants was made pursuant to a restricted stock award agreement, a form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10‑Q for the quarter ended July 28, 2012.  There were no awards of stock options to directors in fiscal 2019, and as of January 31, 2020, no director held any stock options.

Director Compensation

Annual Retainer. During fiscal 2019, all non-employee directors received an annual retainer fee of $84,000 (prorated for any director that served for less than the full year). We also provided the following additional annual retainers: Chairman of the Board, $100,000, Lead Independent Director, $25,000; Chair of the Audit Committee, $12,000; Chair of the Compensation Committee, $8,000; and Chair of the Nominating and Corporate Governance Committee, $6,000.

Meeting Fees. Each of our non-employee directors received $2,500 for each board meeting attended and $750 for each telephonic meeting attended. We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

Equity Awards. In addition, each non-employee director received restricted stock awards under the 2012 Incentive Plan, as shown in the preceding “Director Compensation Table for Fiscal Year 2019.”

PROPOSAL 2:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 20, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce. Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2019 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, our board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation”, and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the Annual Meeting of Stockholders on May 24, 2017, our stockholders expressed a preference that say-on-pay votes occur every year. Consistent with this preference, the Board determined to continue its policy of having say-on-pay votes every year, and the next stockholder advisory vote is expected to occur at the 2021 annual meeting of stockholders. A vote to recommend the frequency of say-on-pay votes is required every six years, and accordingly, a vote to recommend the frequency of such votes in the future will occur at the 2023 Annual Meeting.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a Code of Business Conduct and Ethics which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company. Transactions prohibited by the Code of Business Conduct and Ethics, among other things, include: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct and Ethics requires that the Audit Committee review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s  rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

Other than those disclosed below, the Company had no other related party transactions during fiscal 2019 to disclose pursuant to Item 404 of the SEC’s Regulation S-K.

On April 11, 2019, the Company entered into a Settlement Agreement with Macellum SPV III, LP, Macellum Management, LP, Macellum Advisors GP, LLC, and Jonathan Duskin (collectively, “Macellum”). Mr. Duskin is a director of Citi Trends, Inc. and the Chief Executive Officer of Macellum Capital Management, LLC, which operates Macellum SPV III, LP, Macellum Management, LP, Macellum Advisors GP, LLC. The Settlement Agreement settled the Company’s election contest with Macellum in connection with the 2019 annual meeting. Pursuant to the Settlement Agreement, among other things, the Company agreed to reimburse Macellum for its documented out-of-pocket costs, fees and expenses incurred by Macellum in connection with its proxy solicitation activities in connection with the Company’s 2017 annual meeting of stockholders and the 2019 annual meeting in an amount not to exceed $500,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 20, 2020, for the following persons:

•	each stockholder known by us to own beneficially more than 5% of our common stock;
•	each of our directors and named executive officers; and
•	all directors and executive officers as a group.

The table below lists applicable percentage ownership based on 10,841,564 shares of common stock outstanding as of March 20, 2020. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 20, 2020, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
David N. Makuen	14,645	*
Bruce Smith (1)	103,847	*
Stuart Clifford (2)	15,563	*
Ivy Council	79,264	*
James Dunn	52,668	*
Christina Short	12,144	*
Brian Lattman (3)	--	*
Brian Carney	35,129	*
Laurens Goff	20,213	*
Jonathan Duskin	491,309	4.5%
Margaret Jenkins	4,390	*
Peter Sachse	56,341	*
Kenneth Seipel	2,971	*
Directors and executive officers as a group (12 persons)	888,484	8.2%

*Denotes less than 1%.

(1)	Mr. Smith resigned employment effective as of February 1, 2020.
(2)	Mr. Clifford retired effective as of March 29, 2020.
(3)	Mr. Lattman’s employment was terminated on June 6, 2019.

5% Stockholders

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
AllianceBernstein L.P.(1) 1345 Avenue of the Americas New York NY 01015	1,285,680	11.00%
Dimensional Fund Advisors LP(2) Building One 6300 Bee Cave Road Austin, TX 78746	1,007,630	8.65%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	914,112	7.80%
Paradigm Capital Management, Inc.(4) Nine Elk Street, Albany, New York 12207	707,335	6.07%

(1)

This information is based on a Schedule 13G/A dated as of December 31, 2019 and filed on February 18, 2020. AllianceBernstein L.P. is a majority owned subsidiary of AXA Equitable Holdings, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein L.P., in its capacity as an investment adviser, is deemed to have sole voting power with respect to 1,023,159 of the shares and sole dispositive power with respect to the listed shares.

(2)

This information is based on a Schedule 13G/A dated as of December 31, 2019 and filed on February 12, 2020. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser and furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds, and as such may be deemed to be the beneficial owner of shares held by the Funds. All listed securities are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 972,631 of the shares and sole dispositive power with respect to the listed shares.

(3)

This information is based on a Schedule 13G/A dated as of December 31, 2019 and filed on February 5, 2020. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock International Limited; BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company; National Association; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 864,519 of the shares and sole dispositive power with respect to the listed shares.

(4)

This information is based on a Schedule 13G/A dated as of December 31, 2019 and filed on February 3, 2020. Paradigm Capital Management, Inc. is an investment adviser with sole voting and dispositive power with respect to the listed shares.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021 and further directed that the appointment of KPMG LLP be submitted for ratification by the stockholders at the annual meeting. KPMG LLP has served as our independent registered public accounting firm since fiscal 2002. We understand that a representative from KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In determining whether to reappoint KPMG as our independent auditor, the Audit Committee considered a number of factors, including, among others, the quality of services and sufficiency of resources, the firm’s independence and objectivity, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services. If the appointment of KPMG LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of KPMG LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to KPMG LLP relating to the audit of our fiscal 2018 and 2019 financial statements and the fees billed to us in 2018 and 2019 by KPMG LLP for other professional services:

	Fiscal 2018	Fiscal 2019
Audit Fees (1)	$840,000	$913,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	$840,000	$913,000

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2018 and fiscal 2019.

Audit Committee Pre-Approval Policy

In accordance with the Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to the Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm, and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

The board of directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 30, 2021.

OTHER BUSINESS

We know of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named as proxies in the enclosed proxy card to vote such proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to Rule 14a‑8 of the Exchange Act intended to be included in the Company’s proxy statement and proxy card relating to the 2021 annual meeting of stockholders must be received by us no later than January 15, 2021. In addition, if you desire to bring business (including director nominations) before our 2021 annual meeting of stockholders, you must comply with the Company’s bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than March 2, 2021 and no later than April 1, 2021. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card relating to the 2021 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Notices of intention to present proposals at the 2021 annual meeting should be addressed to the Company, Attention: Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

ANNUAL REPORT ON FORM 10‑K

Our Annual Report on Form 10‑K for the fiscal year ended February 1, 2020, as filed with the SEC, accompanies this proxy statement. A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

ANNUAL MEETING OF STOCKHOLDERS OF CITI TRENDS, INC. June 30, 2020 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, and the 2019 Annual Report for Citi Trends, Inc. are available at http://www.astproxyportal.com/ast/14111/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333330300000000 7 063020 indicate your new address in the address space above. Please note that Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Brian P. Carney, Jonathan Duskin, David N. Makuen, Peter R. Sachse, and Kenneth D. Seipel to serve as directors: FOR AGAINST ABSTAIN Brian P. Carney Jonathan Duskin David N. Makuen Peter R. Sachse Kenneth D. Seipel 2. An advisory vote to approve, on a non-binding basis, the compensation of our named executive officers as set forth in the proxy statement. 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021. The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1, 2 and 3 herein. If this card contains no specific voting instructions, the shares will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND HEREBY RATIFIES ALL THAT SAID PROXIES MAY DO BY VIRTUE HEREOF. To change the address on your account, please check the box at right and changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 CITI TRENDS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby appoints David N. Makuen and Peter R. Sachse, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of Citi Trends, Inc. to be held on June 30, 2020 at 9:00 A.M., via live webcast at https://web.lumiagm.com/201458360 (password: citi2020), and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475 1.1

ANNUAL MEETING OF STOCKHOLDERS OF CITI TRENDS, June 30, 2020 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/201458360 (password: citi2020) and be sure to have available the control number. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003333330300000000 7 063020 indicate your new address in the address space above. Please note that Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Brian P. Carney, Jonathan Duskin, David N. Makuen, Peter R. Sachse, and Kenneth D. Seipel to serve as directors: FOR AGAINST ABSTAIN Brian P. Carney Jonathan Duskin David N. Makuen Peter R. Sachse Kenneth D. Seipel 2. An advisory vote to approve, on a non-binding basis, the compensation of our named executive officers as set forth in the proxy statement. 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021. The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1, 2 and 3 herein. If this card contains no specific voting instructions, the shares will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND HEREBY RATIFIES ALL THAT SAID PROXIES MAY DO BY VIRTUE HEREOF. To change the address on your account, please check the box at right and changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, and the 2019 Annual Report for Citi Trends, Inc. are available at http://www.astproxyportal.com/ast/14111/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of CITI TRENDS, INC. To Be Held On: June 30, 2020 at 9:00 A.M. via live webcast at https://web.lumiagm.com/201458360 (password: citi2020) This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 6/19/2020. Please visit http://www.astproxyportal.com/ast/14111/, where the following materials are available for view: • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. VIRTUALLY AT THE MEETING: The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/201458360 (password: citi2020) and be sure to have available the control number. TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call. MAIL: You may request a card by following the instructions above. TO VOTE: Please note that you cannot use this notice to vote by mail. 1. Election of Brian P. Carney, Jonathan Duskin, David N. Makuen, Peter R. Sachse, and Kenneth D. Seipel to serve as directors: Brian P. Carney Jonathan Duskin David N. Makuen Peter R. Sachse Kenneth D. Seipel 2. An advisory vote to approve, on a non-binding basis, the compensation of our named executive officers as set forth in the proxy statement. 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER